Exhibit 5.1

September 13, 2023

KULR Technology Group, Inc.

4863 Shawline Street

San Diego, California 92111

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to KULR Technology Group, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-257697) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.0001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement dated September 12, 2023 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of up to 8,214,285 shares (the “Shares”) of Common Stock, which includes up to 1,071,428 Shares subject to an underwriter’s over-allotment option.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of September 12, 2023, between the Company, and The Benchmark Company, LLC, as the sole book-running manager and representative of several underwriters. The Underwriting Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated September 13, 2023 (“Form 8-K”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, forms of the Second Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws of the Company currently in effect, the Underwriting Agreement, and the corporate action of the Company that provides for the issuance of the Shares and execution of the Underwriting Agreement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus Supplement, within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

SICHENZIA ROSS FERENCE LLP